EXHIBIT 14.1

LIVE NATION ENTERTAINMENT, INC.

CODE OF CONDUCT

Note: This code and related policies are current as of March, 2015. In some respects our policies may exceed minimum legal requirements or industry practice. Nothing contained in this code should be construed as a binding definition or interpretation of a legal requirement or industry practice.

To obtain additional copies of this code, you may access it:
•under the Corporate Governance tab at the company’s Investor Relations website at http://investors.livenationentertainment.com/investor-relations/default.aspx,
•via the intranet by clicking on “Company” and then “Policies” from the homepage (you can also find copies of other policies referenced in this code at that location), or
•by contacting the Legal Department.

Contents
3 Foreword
4 Asking for Help and Reporting Concerns
5 Helpful Contact Information
6 Introduction
8 Compliance with Laws
10 Conflicts of Interest
13 Policy on Related-Person Transactions
14 Accepting Gifts and Entertainment
15 Fair Dealing
15 Laws and Insider Trading
16 Responding to Inquiries from the Press and Others
16 Political Activity
16 Safeguarding Corporate Assets
18 Equal Employment Opportunity and Anti-Harassment
19 Health, Safety and the Environment
19 Accuracy of Company Records
20 Administration of the Code
21 Non-retaliation Policy for Employees Who Report Violations of Law

Foreword
To all employees:
Our company is founded on our commitment to the highest ethical principles and standards. We value honesty and integrity above all else. Upholding these commitments in all of the countries in which we operate is essential to our continued success.
The law and the ethical principles and standards that comprise this code of conduct must guide our actions. The code is, of course, broadly stated. Its guidelines are not intended to be a complete listing of detailed instructions for every conceivable situation. Instead, it is intended to help you develop a working knowledge of the laws and regulations that affect your job.
Adhering to this code is essential. I have personally taken the time to study it carefully and I encourage you to do the same.
Ultimately, our most valuable asset is our reputation. Complying with the principles and standards contained in this code is the starting point for protecting and enhancing that reputation. Thank you for your commitment!
Michael Rapino

President and Chief Executive Officer

Q:I reported misconduct through the Integrity Hotline but never heard about an investigation or other action.
A: Rest assured that all complaints submitted to the Integrity Hotline are taken seriously and investigated fully. If you made your report anonymously, however, it is sometimes difficult to complete the investigation, especially if the investigator could not get in touch with you. Even if the investigator was able to reach you, he or she may not have been able to share the outcome because of privacy and confidentially concerns. In any case, the third-party service that we use can always give you an incident number which should allow you to determine if the matter has been resolved or if the investigator needs additional information from you.
Asking for Help and Reporting Concerns
We take this code seriously and consider its enforcement to be among our highest priorities, but we also acknowledge that it is sometimes difficult to know right from wrong. That’s why we encourage open communication. When in doubt, ask. Whenever you have a question or concern, are unsure about what the appropriate course of action is, or if you believe that a violation of the law or this code has occurred:

•You should talk with your immediate supervisor. He or she may have the information you need, or may be able to refer the matter to an appropriate source, including our Legal Department, as circumstances warrant.
•If you are uncomfortable talking with your immediate supervisor, you may also contact any manager in our company with whom you feel comfortable, your Human Resources Representative, our corporate Human Resources Department, the Employee Service Line or our Legal Department.
•In addition, if you have concerns or complaints about accounting or audit matters or our internal accounting controls, you may confer with your immediate supervisor, the controller associated with your business unit or our Chief Financial Officer, or you may submit your concern or complaint, on a confidential basis through our Business Integrity Reporting Process.
•Where allowed by law, you may report anonymously via the hotline, although we prefer that you give your identity when reporting violations to allow the company to contact you in the event further information is needed to pursue an investigation. Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review.
•When allowable by law, reports made to either the hotline or the web reporting tool are transmitted directly to both our General Counsel and the Head of our Internal Audit Department, and those involving our accounting, auditing or internal auditing controls will be reviewed under the direction of the audit committee of our Board of Directors.

~ Helpful Contact Information~
Shareholder version:

Function/Title	Name/Description	Telephone	E-mail Address
Business Integrity Reporting	Toll-free Hotline and web-based tool to report concerns related to accounting, auditing or internal controls	UK: 0808-234-1231
Australia: 1-800-01-4616
France: 0800-91-6400
Other Locations: 1-888-497-2555*
*Direct Access lines: Callers to these lines will first dial their country’s Access Number to connect with the AT&T network. Callers will then dial the hotline number to connect toll-free with Global Compliance. Direct Access service may not be available from all locations within a country. Please note that the Access Numbers listed below are subject to change due to the dynamic nature of the telecommunications market in many countries.
		Callers should consult http://www.business.att.com/bt/access.jsp for up-to-date Access Number information for their countries.	North America www.livenation.alertline.com International- www.livenationinternational.alertline.com

“This online version of Live Nation Entertainment’s Code of Business Conduct and Ethics has been modified from the original version distributed to our employees to safeguard the integrity of our internal communications.”

Introduction
The company has created this code of conduct to ensure that our employees’ business decisions follow our commitment to the highest ethical standards and the law. Adherence to this code and to our other official policies is essential to maintaining and furthering our reputation for fair and ethical practices among our customers, shareholders, employees and communities.
The code of conduct applies to all company employees, workers, officers and members of the Board of Directors, except where superseded by specific terms of a valid contract between you and the company or a valid collective bargaining agreement. In the event that this code conflicts with the Live Nation Entertainment Employee Handbook or any other company policy, the terms of this code shall control. If you have any questions regarding the interpretation of this code or in the event you believe that an actual or apparent conflict exists between this code and the Employee Handbook or any contractual arrangement, please contact the appropriate person as described above in the section entitled “Asking for Help and Reporting Concerns.”
The provisions of this code are not intended to, and should not be interpreted to, prohibit activities otherwise protected by law (including legal labor organizing activity). If you have questions as to the interpretation of any provision of this code, please contact the appropriate person as described above in the section entitled “Asking for Help and Reporting Concerns.”
It is the responsibility of each employee covered by the code to comply with all applicable laws and regulations and all provisions of this code and the related policies and procedures. Each employee covered by the code has a duty to report any violations of the law or this code. Failure to report such violations or failure to follow the provisions of this code may have serious legal consequences and will result in disciplinary action, up to and including the termination of your employment.
This code summarizes certain laws and the ethical policies that apply to all of our employees, workers, officers and directors. Several provisions in this code refer to more detailed policies that either (1) concern more complex company policies or legal provisions or (2) apply to select groups of individuals within our company. If these detailed policies are applicable to you, it is important that you read, understand and comply with them. If you have questions as to whether any detailed policies apply to you, please contact the appropriate person as described above in the section entitled “Asking for Help and Reporting Concerns.”

Situations that involve ethics, values and violations of certain laws are often very complex. No single code of conduct can cover every business situation that you may encounter. Consequently, we have implemented the compliance procedures outlined in the sections of this code entitled “Administration of the Code” and “Asking for Help and Reporting Concerns.” The thrust of our procedures is when in doubt, ask. If you do not understand a provision of this code, are confused as to what actions you should take in a given situation or wish to report a violation of the law or this code, you should follow these compliance procedures. These procedures will generally direct you to talk to either your immediate supervisor, your Human Resources Representative, the Employee Service Line or the Legal Department. There are few situations that cannot be resolved if you follow these procedures.
After reading this code, you should:
•Have a thorough knowledge of the code’s terms and provisions.
•Be able to recognize situations that present legal or ethical dilemmas.
•Be able to deal effectively with questionable situations in conformity with this code, or know when and where to seek help if you have questions.
In order to be able to accomplish these goals, we recommend that you take the following steps:
•Read this code of conduct thoroughly.
•If there are references to more detailed policies that are not contained in this code, obtain and read those policies if they apply to you.
•Think about how the provisions of this code apply to your job, and consider how you might handle situations to avoid illegal, improper or unethical actions.

•If you have questions, please contact the appropriate person as described above in the section entitled “Asking for Help and Reporting Concerns.”
When you are faced with a situation and you are not clear as to what action you should take, ask yourself the following questions:
•Is the action legal?
•Does the action comply with this code?
•How will your action or decision affect others, including our customers, shareholders, employees and the community?
How will your action or decision look to others?
If your action is legal but can result in the appearance of wrongdoing, consider taking alternative steps.
How would you feel if your decision were made public?
Could the decision be honestly explained and defended?
Have you followed the procedures described above in the section entitled “Asking for Help and Reporting Concerns” regarding the action?
To reiterate, when in doubt, ask.
We do not create any contractual or legal rights or guarantees by issuing this code, and we reserve the right to amend, alter and terminate this code at any time and for any reason. Please note that this code is not an employment contract and does not modify the employment relationship between you and the company. You are encouraged to read the Live Nation Entertainment Employee Handbook (or other applicable Employee Handbook in your area) in addition to this code.

Compliance with Laws
First and foremost, our policy is to behave in an ethical manner and comply with all laws, rules and government regulations that apply to our business regardless of location. Although we address several important legal topics in this code, we cannot anticipate every possible situation or cover every topic in detail. It is your responsibility to know and follow the law and conduct yourself in an ethical manner. It is also your responsibility to report any violations of the law or this code. You may report such violations by following the compliance procedures contained in the section of the code entitled “Asking for Help and Reporting Concerns.”
Antitrust Laws
Antitrust laws are designed to ensure a fair and competitive marketplace by prohibiting various types of anti-competitive behavior. Some of the most serious antitrust offenses occur between competitors, such as agreements to fix prices or to divide customers, territories or markets. Accordingly, it is important to avoid discussions with our competitors regarding pricing, terms and conditions, costs, marketing plans, customers or any other proprietary or confidential information. Countries outside of the United States often have their own body of antitrust laws, so our international operations may also be subject to antitrust laws of those countries.
Unlawful agreements need not be written. They can be based on informal discussions or the mere exchange of information with a competitor. If you believe that a conversation with a competitor enters an inappropriate area, end the conversation at once. Membership in trade associations (this does not include labor unions) is permissible only if approved in advance by your Legal Department.
Whenever any question arises as to the application of antitrust laws, you should consult with your Legal Department; and any agreements with possible antitrust implications should be made only with the prior approval of our Legal Department.
Anti-corruption Laws
Employees are expected to use only lawful and ethical business practices when conducting all business activities. Employees should never provide anything of value – including tickets or access to events – in order to obtain or retain business with any commercial entity or attempt to influence a government official.
Employees must always comply fully with the anti-bribery and anti-corruption laws of the countries in which we do business, including the U.S. Foreign Corrupt Practices Act (FCPA) and the UK Bribery Act of 2010. Both apply to the actions of our company and our employees, as well as certain third parties who act our behalf, anywhere in the world.
Regardless of local practices or competitive pressures, employees must avoid even the appearance of bribery when dealing with any individual, including government officials, employees of state-owned or controlled enterprises, and officials of international organizations or political parties. If you deal with such persons or entities, you should consult with the Compliance or Legal Departments to be sure that you understand these laws before providing anything of value to a government official.
Further information on this topic can be found in our Anti-Corruption Policy. This discussion is not comprehensive and you are expected to familiarize yourself with all laws and regulations relevant to your position with us, as well as all of our related written policies on these laws and regulations, including those found in the Live Nation Entertainment Employee Handbook (or other applicable Employee Handbook in your area). To this end, your Human Resources Representative, the Employee Service Line and the Legal Department are available to answer your questions. If you have any questions concerning any possible reporting or compliance obligations, or with respect to your own duties under the law, you should not hesitate to call and seek guidance by following the compliance procedures contained in the section of the code entitled “Asking for Help and Reporting Concerns.”

Q: A local government official who approves the required permits for our festival has asked for free tickets for her and her family. Is it okay to provide them?
Take Action: We must NEVER give tickets to a government official in exchange for any kind of preferential treatment or direct benefit to the company.  We also do not want to give the appearance of doing so, even if that is not the actual intention.  As a result, before providing tickets to a government official, you must obtain written PRE-APPROVAL from the Compliance group at compliance@livenation.com.  The Compliance group will need to understand the reason for providing tickets and be able to validate that the tickets (or access to the event) are not being provided to gain any preferential treatment or for any other improper purpose.  The Compliance department will typically respond within 24 hours.  We understand that last-minute requests do occur, but complimentary tickets (or access to an event) should never be provided to a government official without this approval.  Note, however, that it is typically okay for a government official to purchase the tickets at the current sale price as long as no preferential treatment is given.
Q: As part of the negotiation for a lease on a venue, the landlord requests 10 tickets for each event, but does not want those terms included in the contract. What should I do?
Take Action: We require that the terms of our contracts be fully transparent, and side deals such as the one you have described are not acceptable. On the other hand, if the tickets are included in the lease and form a part of the written bargain, then it would probably be okay. If the landlord is a governmental entity, however, then you must receive prior approval from the Compliance group at compliance@livenation.com.
Q: As part of a show production, we are in need of a permit for pyrotechnics and the Fire Marshal agrees to expedite the process in exchange for tickets to the show. Should I give him the tickets?
A: Absolutely not. Under no circumstance should we consider providing tickets or any other type of payment or benefit in these instances. This would relate to any permits needed for an event.
Q: I am a box office manager, and was recently asked to process complimentary tickets to an event. Although the request form was properly approved by our General Manager, I am aware that the tickets are actually going to a government official and not to those listed on the form.
Take Action: You should contact the Compliance group immediately at compliance@livenation.com. One should never knowingly process a transaction that they suspect is fraudulent or otherwise in violation of company policy. Violations of this policy could result in disciplinary action, up to and including termination.

Conflicts of Interest
All of us must be able to perform our duties and exercise judgment on behalf of our company without influence or impairment, or the appearance of influence or impairment, due to any activity, interest or relationship that arises outside of work. Put more simply, when our loyalty to our company is affected by actual or potential benefit or influence from an outside source, a conflict of interest exists. We should all be aware of any potential influences that impact or appear to impact our loyalty to our company. In general, you should avoid situations where your personal interests conflict, or appear to conflict, with those of our company.
Any time you believe a conflict of interest may exist, you must disclose the potential conflict of interest to your immediate supervisor. Any activity that is approved, despite the actual or apparent conflict, must be documented. Any activity that could raise a potential conflict of interest that involves an executive officer must be approved by our Board of Directors or its designated committee. Any activity that could raise a potential conflict of interest involving an officer with the title of Vice President and above must be approved by our General Counsel.
It is not possible to describe every conflict of interest, but some situations that could cause a conflict of interest include:
•Doing business with family members
•Having a financial interest in another company with whom we do business
•Taking a second job
•Managing your own business
•Serving as a director of another business
•Being a leader in some organizations
•Diverting a business opportunity from our company to yourself or to another company

Q: I have started my own production company and want to bid on some of Live Nation’s production work during the upcoming concert season. Is that possible?
A: It depends. As an employee, before you start your own company that may in any way compete with Live Nation, or is otherwise to be engaged in any business similar to ours, you should always inform your supervisor. If you wish to bid on work with Live Nation, you should contact compliance@livenation.com.

Doing Business with Family Members
A conflict of interest may arise if family members work for a supplier, customer or other third party with whom we do business. It also may be a conflict if a family member has a significant financial interest in a supplier, customer or other third party with whom we do business. A “significant financial interest” is defined below. Before doing business on our behalf with an organization in which a family member works or has a significant financial interest, you must disclose the situation and obtain approval from your immediate supervisor. Document the approval if it is granted. You do not need to disclose the relationship or obtain prior approval unless you deal with the customer or supplier.
“Family members” include:
•Spouse
•Parents
•Children
•Siblings
•In-laws
•Life partner
Employing relatives or close friends who report directly to you may also be a conflict of interest. Although our company encourages employees to refer candidates for job openings, employees who may influence a hiring decision must avoid giving an unfair advantage to anyone with whom they have a personal relationship. In particular, supervisors should not hire relatives or attempt to influence any decisions about the employment or advancement of people related to or otherwise close to them, unless they have disclosed the relationship and obtained the approval of their immediate supervisor.
Q: My friend asked if I could give him my employee allotted tickets to sell, and that we would split the profits. Is this okay?
A: No, tickets received at no charge via the Employee Ticketing Program or complimentary tickets otherwise obtained can never be sold, as this would be a violation of the program and the Employee Handbook. In addition, tickets that an employee pays for can never been sold or transferred for more than face value.

Ownership in Other Businesses
Any direct or indirect significant financial interest in one of our competitors, suppliers, customers or other third parties with whom we do business creates a potential conflict of interest. You should not allow your investments to influence, or appear to influence, your independent judgment. In general, you should not own, directly or indirectly, a significant financial interest in any company that competes with our company or that does, or seeks to do, business with us.
Two tests determine if a “significant financial interest” exists:
•You or a family member owns more than 5% of the outstanding stock of a business or you or a family member has or shares discretionary authority with respect to the decisions made by that business, or
•The investment represents more than 5% of your total assets or of your family member’s total assets.
If you or a family member has a significant financial interest in a company with whom we do business or propose to do business, that interest must be approved by your immediate supervisor prior to the transaction.
Notwithstanding the foregoing, non-employee directors of our company and their family members may have significant financial interests in, or be affiliates of, suppliers, customers, competitors and third parties with whom we do business or propose to do business. However, a director must:
•disclose any such relationship promptly after the director becomes aware of it,
•remove himself or herself from any Board activity that directly impacts the relationship between our company and any such company with respect to which the director has a significant financial interest or is an affiliate, and

•obtain prior approval of the Board of Directors or its designated committee for any transaction of which the director is aware between our company and any such company.

Outside Employment
Sometimes our employees desire to take additional part-time jobs or do other work after hours, such as consulting or other fee-earning services. This kind of work does not in and of itself violate our code. However, the second job must be strictly separated from your job with us, and must not interfere with your ability to devote the time and effort needed to fulfill your duties to us as our employee. Full-time employees of the company cannot engage in any outside activity that causes competition with us or provides assistance to our competitors or other parties (such as suppliers) with whom we regularly do business. You should avoid outside activities that embarrass or discredit us. Outside work may never be done on company time and must not involve the use of our supplies or equipment. Additionally, you should not attempt to sell services or products from your second job to us.
Before engaging in a second line of work, full-time employees of the company should disclose any plans to your business unit head to confirm that the proposed activity is not contrary to our best interests. You may also contact our Human Resources Department for more information about our policies concerning outside employment.
Service on Boards
Serving as a director of another corporation may create a conflict of interest. Being a director or serving on a standing committee of some organizations, including government agencies, also may create a conflict.
Before accepting an appointment to the board or a committee of any organization whose interests may conflict with our company’s interests, you must discuss it with the General Counsel and obtain approval. This rule does not apply to non-employee directors of our company.
Business Opportunities
Business opportunities relating to the kinds of products and services we usually sell or the activities we typically pursue that arise during the course of your employment or through the use of our property or information belong to our company. Similarly, other business opportunities that fit into our strategic plans or satisfy our commercial objectives that arise under similar conditions also belong to us. You may not direct these kinds of business opportunities to our competitors, to other third parties or to other businesses that you own or are affiliated with.
Loans
Unlawful extensions of credit by our company in the form of personal loans to our executive officers and directors are prohibited. All other loans by our company to, or guarantees by our company of obligations of, officers with the title of Vice President or above must be made in accordance with established company policies approved by our Board of Directors or its designated committee. This would not include pre-approved benefit programs.
If you have any questions concerning a potential conflict of interest, contact the Employee Service Line, your Human Resources Representative (or local equivalent) or the Legal Department.

Policy on Related-Person Transactions
Our executive officers and directors should report any “related-person transaction” (as defined below), or proposed related-person transaction, to our General Counsel promptly after becoming aware of it. It is the responsibility of the individual executive officer and director to inform the General Counsel and obtain the requisite approval described below prior to entering into any related-person transaction.
Any proposed related-person transaction involving our company or its affiliates and one of our executive officers must be pre-approved by the audit committee of our Board of Directors.
Any proposed related-person transaction involving our company or its affiliates and one of our non-employee directors must be pre-approved by the audit committee of our Board of Directors.
All related-person transactions that commenced during a fiscal quarter shall be reviewed by the audit committee of our Board of Directors after the close of the quarter. If the audit committee determines that additional procedures relating to such transactions are necessary or appropriate, it may change this policy accordingly.
For purposes of this policy, a “related-person transaction” is defined by reference to Item 404 of the U.S. Securities and Exchange Commission’s Regulation S-K. Generally, Item 404 requires public disclosure of any transaction since the beginning of our last fiscal year, or any proposed transaction, in which the company was, or will be, a participant, the amount involved exceeds $120,000 (or equivalent value in another currency) and any “related person” (as defined below) had, or will have, a direct or indirect material interest in the transaction. “Related person” includes, generally, any (1) director or executive officer of the company, (2) nominee for director, (3) stockholder who beneficially owns more than 5% of any class of the company’s voting securities and (4) family members of any of the persons set forth in (1) through (3) above. All related-person transactions must be publicly disclosed.
Gifts and Entertainment
We are dedicated to treating fairly and impartially all persons and firms with whom we do business. Therefore, our employees must not give or receive gifts, entertainment or gratuities that could influence or be perceived to influence business decisions. Misunderstandings can usually be avoided by conduct that makes clear that our company conducts business on an ethical basis and will not seek or grant special considerations.
Q: Live Nation is bidding on a venue contract and wants to send the executives of the venue and their families on an all-expense paid weekend trip to Las Vegas. Is this okay?
A: No, our gift policy only allows for gifts of nominal value (under $500) and reasonable entertainment for customers, potential customers and other third parties. This trip would likely be seen as a bribe to win the contract and would not be considered reasonable and customary. Moreover, it would likely embarrass our company and potentially subject it to sanctions if disclosed publicly. Any questions regarding the appropriateness of a gift should be directed to the Compliance department at compliance@livenation.com.

Accepting Gifts and Entertainment
You should never solicit a gift or favor from those with whom we do business. You may not accept gifts of cash or cash equivalents.
You may accept novelty or promotional items (such as inexpensive pens, mugs and calendars that bear a company’s name) or modest gifts of limited value (under $500 or equivalent value if outside the United States) related to commonly recognized occasions, such as a promotion, holiday, wedding or retirement, if:
•this happens only occasionally,
•the gift was not solicited, and
•disclosure of the gift would not embarrass our company or the people involved or appear to compromise our ability to make objective business decisions.
If you wish to accept a gift with a value in excess of $500, you must get the approval of your Division Head.
Gifts of nominal value (under $500) and reasonable entertainment for customers, potential customers and other third parties with whom we do business are permitted. However, any gift or entertainment must:
•support our company’s legitimate business interests,
•be reasonable and customary, not lavish or extravagant, and
•not be likely to embarrass our company or the recipient if publicly disclosed.
Under no circumstances can any bribe, kickback or illegal payment or gift of cash or cash equivalents be made. Also, special rules apply when dealing with government employees, as discussed in this code under “Compliance with Laws – Anti-corruption Laws.”
If you are not sure whether a specific gift or entertainment is permissible, contact your immediate supervisor. If you propose to give a gift with a value in excess of $500, you must get the approval of your Division Head.
Q: In appreciation of signing a new contract, a vendor sent me a set of golf clubs. Am I allowed to keep them?
A: Most likely not. Unfortunately our gift policy is clear that only gifts of nominal value may be accepted, and they may never be in exchange for business. Any gift offered with a value over $500 must be disclosed to the head of your respective division.

Fair Dealing
We have built a reputation as a trustworthy and ethical member of our community and our industry. We are committed to maintaining the highest levels of integrity and fairness within our company. When we fail to negotiate, perform or market in good faith, we may seriously damage our reputation and lose the loyalty of our customers. You must conduct business honestly and fairly and not take unfair advantage of anyone through any misrepresentation of material facts, manipulation, concealment, abuse of privileged information, fraud or other unfair business practice.
Laws and Insider Trading
Because we are a public company, we are subject to a number of laws concerning the purchase and sale of our stock and other publicly traded securities. Regardless of your position with us, if you are aware of what is known as “material inside information” regarding our company, business affairs or prospects, you may not disclose that information to anyone outside our company, and you are not allowed to buy or sell our stock or other publicly-traded securities until the material inside information is known not only by other individuals within our company, but also by the general public. The improper use of material inside information is known as insider trading. Insider trading is a criminal offense and is strictly prohibited.

“Material inside information” is any information concerning us that is not available to the general public and which an investor would likely consider to be important in making a decision whether to buy, sell or hold our stock or other securities. A good rule of thumb to determine whether information about us is material inside information is whether or not the release of that information to the public would be likely to have an effect on the price of our stock. Examples of material inside information include information concerning earnings estimates, changes in previously released earnings estimates, a pending stock split, dividend changes, significant merger, acquisition or disposition proposals, major litigation, the loss or acquisition of a major contract and major changes in our management. Material inside information is no longer deemed “inside” information once it is publicly disclosed and the market has had sufficient time to absorb the information. Examples of effective public disclosure are the filing of such inside information with the Securities and Exchange Commission, the printing of such information in The Wall Street Journal or other publications of general circulation or the release of such information through a major news wire service, in each case giving the investing public a fair amount of time to absorb and understand our disclosures.

In addition to being prohibited from buying or selling our stock or other publicly-traded securities when you are in possession of material inside information, you are also prohibited from disclosing such information to anyone else (including friends and family members) in order to enable them to trade on the information. In addition, if you acquire material inside information about another company due to your relationship with us, you may not buy or sell that other company’s stock or other securities until such information is publicly disclosed and sufficiently disseminated into the marketplace.
The following are general guidelines to help you comply with this policy:
•Do not share material inside information with people within our company whose jobs do not require them to have the information.
•Do not disclose any non-public information, material or otherwise, concerning our company to anyone outside our company unless required as part of your duties and the person receiving the information has a reason to know the information for company business purposes.
•If you have material inside information regarding us, or regarding any other publicly traded company that you obtained from your employment or relationship with us, you must not buy or sell, or advise anyone else to buy or sell, our securities or that other company’s securities, until such information is publicly disclosed and sufficiently disseminated into the marketplace.
Penalties for trading on or communicating material inside information are severe. If you are found guilty of an insider trading violation, you can be subject to civil and even criminal liability. In addition to being illegal, we believe that insider trading is unethical and will be dealt with firmly, which may include terminating your employment with us and reporting violations to appropriate authorities.

If you have any questions concerning the securities laws or about our policies with regard to those laws, or regarding the correct ethical and legal action to take in a situation involving material inside information, please review our Insider Trading Policy or contact our General Counsel.
Q: I recently heard that Ticketmaster is planning to acquire another ticketing company, but it hasn’t been announced yet. Can I suggest to my friends that they buy stock in that company?
A: No. Not only would this violate your confidentiality obligations to Live Nation Entertainment, but you could be charged with illegal insider trading or other securities law violations. Employees may not use “material inside information” to gain an advantage for themselves or others in buying or selling company stock. Refer to the company’s Insider Trading Policy for more information.
Responding to Inquiries from the Press and Others
Our company is subject to laws that govern the timing of our disclosures of material information to the public and others. Only certain designated employees may discuss our company with securities analysts, investors or the news media.
All inquiries from securities analysts or investors regarding financial or other information about our company should be referred to our Investor Relations Department. All inquiries from the media and general inquiries from third parties should be referred to our Public Relations/Media department.
Political Activity
We will fully comply with all political contribution laws. Our funds may not be used for contributions of any kind to any political party or committee or to any candidate or holder of any government position (national, state or local) unless such contribution is permitted by law and complies with our company policy. Please contact your Legal Department to determine whether a specific company contribution is permitted.
It is against our policy for you to lobby our other employees on behalf of a political candidate during the work day. It is also against our policy to reimburse an employee for any political contributions or expenditures. Outside normal office hours, you are free to participate in political campaigns on behalf of candidates or issues of your choosing, as well as make personal political contributions.
Safeguarding Corporate Assets
We have a responsibility to protect company assets entrusted to us from loss, theft, misuse and waste. Company assets and funds may be used only for business purposes and may never be used for illegal purposes. Incidental personal use of telephones, fax machines, copy machines, personal computers, e-mail and similar equipment is generally allowed if it is occasional, there is no significant added cost to us, it does not interfere with your work responsibilities and is not related to an illegal activity or outside business. If you become aware of theft, waste or misuse of our assets or funds or have any questions about your proper use of them, you should speak immediately with your immediate supervisor.
It is also important that you protect the confidentiality of company information. Confidential or proprietary information includes all information that is not generally known to the public and is helpful to the company, or would be helpful to competitors. Proprietary information should be marked accordingly, kept secure and access limited to those who have a need to know in order to do their jobs.
Our business relations are built on trust, and our customers and suppliers count on that trust. If you learn information from them that is not otherwise public, you should keep that information confidential also.
One of our key assets is the personal information we process about our fans, artists, employees and others. It is critical that you know how to handle this information responsibly, securely and in compliance with our legal obligations. To this end we have a Global Data Governance Policy, an Acceptable Use Policy and a Security Policy, of which you need to be aware and with which you must comply.
We must all be sensitive to the impact of comments made over the Internet through public forums such as chat rooms and bulletin boards. Any activity that violates our Acceptable Use Policy (for example, any comments that could damage the company’s reputation) could amount to gross misconduct even if undertaken on personal accounts, and may result in disciplinary action up to and including termination. This applies whether you are at work or away from the office, and during working hours or outside of working hours. Our company owns all e-mail messages that are sent from or received through the company’s systems or devices, including on personal or company-issued mobile phones and laptops. We may monitor your messages in accordance with the Acceptable Use Policy and may be required to disclose those messages in the case of litigation or governmental inquiry.

Q: A local news reporter contacted me about a recent incident at one of our shows. How should I respond?
A: Unless you have been given the authority to speak about this topic on behalf of Live Nation Entertainment, you should refer the reporter to Corporate Communications.

Q: I just found out that someone hacked into my computer and accessed files with customer information. What do I do?
Take Action: If you suspect that personal information has been used or disclosed inappropriately or that a data security breach has occurred, immediately call the LNE Data Incident Response Line, complete the Data Incident Report Form on the intranet or e-mail LNEincidentresponse@livenation.com. They will take appropriate action and manage applicable notifications or other obligations relating to data security incidents or unauthorized disclosures of personal information.

Q: We are about to announce a new festival and want to get the word out. We have engaged a marketing vendor who has a list of e-mail addresses of fans we think would be interested. Can we use the list for our marketing campaign?
A: Maybe. It depends on the applicable legal requirements. Most countries have rules about whether and how e-mail addresses can be collected, whether and what type of consent is needed from customers to receive e-mail, and when and how you can use e-mails for marketing purposes. If you are unsure, contact privacy@livenation.com if you work in North America or INTLdatagovernance@livenation.co.uk.

Q: Sometimes I post things that happen at work or at the concert I recently attended on my personal blog—is that a problem?
A: It depends. Remember, you are personally responsible for any company-related content that you publish online. Always think before you post or hit the “send” button and follow the rules for careful communications and other requirements set forth in our Acceptable Use Policy. If you are unsure, contact privacy@livenation.com if you work in North America or INTLdatagovernance@livenation.co.uk.

Equal Employment Opportunity and Anti-Harassment
We are committed to providing equal employment opportunities for all our employees and will not tolerate any speech or conduct that is intended to, or has the effect of, discriminating against or harassing any applicant or employee because of his or her race, color, religion, sex (including gender identity, pregnancy, childbirth or related medical conditions), national origin, age, physical or mental disability, medical condition, sexual orientation, marital status, veteran status, genetic information or any other characteristic protected by law. We will not tolerate discrimination or harassment by anyone – managers, supervisors, co-workers, vendors or our customers. This policy extends to every phase of the employment process, including: recruiting, hiring, training, promotion, compensation, benefits, transfers, discipline and termination, layoffs, recalls, and company-sponsored educational, social and recreational programs, as applicable. If you observe conduct that you believe is discriminatory or harassing, or if you feel you have been the victim of discrimination or harassment, you should notify your immediate supervisor, your Human Resources Representative or the Employee Service Line immediately.
Not only do we forbid unlawful discrimination, we take affirmative action to ensure that applicants are employed, and employees are treated during employment, without regard to their race, color, religion, sex (including gender identity, pregnancy, childbirth or related medical conditions), national origin, age, physical or mental disability, medical condition, sexual orientation, marital status, veteran status, genetic information or any other characteristic protected by law.
The Human Resources Department has been assigned specific responsibilities for implementing and monitoring affirmative action and other equal opportunity programs. One of the tenets of this code, however, is that all employees are accountable for promoting equal opportunity practices within our company. We must do this not just because it is the law, but because it is the right thing to do.
For more information concerning our anti-discrimination and anti-harassment policies, you should refer to our Employee Handbook (or other applicable Employee Handbook in your area). We will not retaliate against any employee for filing a good faith complaint under our anti-discrimination and anti-harassment policies or for cooperating in an investigation and will not tolerate or permit retaliation by management, employees or co-workers. To the fullest extent possible, the company will keep complaints and the terms of their resolution confidential. If an investigation confirms harassment or discrimination has occurred, the company will take corrective action against the offending individual, including discipline up to and including immediate termination of employment, as appropriate.
Q: I recently applied for a job in another division and believe I was not selected because I’m a woman. What should I do?
A: Please know that Live Nation Entertainment requires that employment decisions be made without regard to a person’s sex or gender identity. Please contact Human Resources or any of the other reporting avenues immediately.

Health, Safety and the Environment
We are committed to providing safe and healthy working conditions by following all occupational health and safety laws governing our activities.
We believe that management and each and every employee have a shared responsibility in the promotion of health and safety in the workplace. You should follow all safety laws and regulations, as well as company safety policies and procedures. You should immediately report any accident, injury or unsafe equipment, practices or conditions to your immediate supervisor.
You also have an obligation to carry out company activities in ways that preserve and promote a clean, safe and healthy environment. You must strictly comply with the letter and spirit of applicable environmental laws and the public policies they represent.
The consequences of failing to adhere to environmental laws and policies can be serious. Our company, as well as individuals, may be liable not only for the costs of cleaning up pollution, but also for significant civil and criminal penalties. You should make every effort to prevent violations from occurring and report any violations to your immediate supervisor, our General Counsel or the Risk Management Department.
Accuracy of Company Records
All information you record or report on our behalf, whether for our purposes or for third parties, must be done accurately and honestly. All of our records (including accounts and financial statements) must be maintained in reasonable and appropriate detail, must be kept in a timely fashion, must be stored in an appropriately confidential and secure manner and must appropriately reflect our transactions. Falsifying records or keeping unrecorded funds and assets is a severe offense and may result in prosecution or loss of employment. When a payment is made, it can only be used for the purpose spelled out in the supporting document.
Information derived from our records is provided to our shareholders and investors, as well as government agencies. Thus, our accounting records must conform not only to our internal control and disclosure procedures but also to generally accepted accounting principles and other laws and regulations, such as those of the Internal Revenue Service or applicable taxing authority and the U.S. Securities and Exchange Commission. Our public communications and the reports we file with the U.S. Securities and Exchange Commission and other government agencies should contain information that is full, fair, accurate, timely and understandable in light of the circumstances surrounding disclosure.
Our internal and external auditing functions help ensure that our financial books, records and accounts are accurate. Therefore, you should provide our accounting department, internal auditing staff, audit committee and independent public accountants with all pertinent information that they may request. We encourage open lines of communication with our audit committee, accountants and auditors and require that all our personnel cooperate with them to the maximum extent possible. It is unlawful for you to fraudulently influence, induce, coerce, manipulate or mislead our independent public accountants for the purpose of making our financial statements misleading.
If you are unsure about the accounting treatment of a transaction, believe that a transaction has been improperly recorded or otherwise have a concern or complaint regarding an accounting matter, our internal accounting controls, an audit matter or fraud concern, you should confer with your immediate supervisor, the controller associated with your business unit or our Chief Financial Officer, or you may report your concern to our Business Integrity Reporting Process. Any reports made through this process are transmitted directly to both our General Counsel and the Head of our Internal Audit Department, and those involving accounting, auditing or internal auditing controls will be reviewed under the direction of the audit committee of our Board of Directors. If you report via this process, you may, where allowed by local law, report anonymously if you wish, although we encourage you to leave a detailed message that will permit us to thoroughly investigate your concerns.
Q: I believe a team member made a false statement to Live Nation’s internal audit team and independent auditors. What should I do?
Take Action: Report the matter immediately to the Business Integrity Hotline or to our Chief Financial Officer.

Record Retention
Our records should be retained or discarded in accordance with our record retention policies and all applicable laws and regulations. From time to time, we are involved in legal proceedings that may require us to make some of our records available to third parties. Legal counsel will assist us in releasing appropriate information to third parties and provide you (or your immediate supervisor) with specific instructions. It is a crime to alter, destroy, modify or conceal documentation or other objects that are relevant to a government investigation or otherwise obstruct, influence or impede an official proceeding. The law applies equally to all of our records, including formal reports as well as informal data such as e-mail, expense reports and internal memos. If the existence of a subpoena or a pending government investigation is known or reported to you, you should immediately contact your Legal Department and you must retain all records that may pertain to the investigation or be responsive to the subpoena.
Administration of the Code
Distribution
All of our directors, officers, employees and workers will receive a copy of this code when they join our company. Updates of the code will be distributed to all directors, officers and employees and are available on the company’s intranet.
Role of Supervisors and Officers
Supervisors and officers have important roles under this code and are expected to demonstrate their personal commitment to this code by fostering a workplace environment that promotes compliance with the code and by ensuring that employees under their supervision participate in our company’s compliance training programs.
Reporting Violations
All employees are obliged to report violations of this code or the law and to cooperate in any investigations into such violations. We prefer that you give your identity when reporting violations, to allow the company to contact you in the event further information is needed to pursue an investigation, and your identity will be maintained in confidence to the extent practicable under the circumstances and consistent with enforcing this code. However, you may anonymously report violations, where allowable by law.
Investigations
We will initiate a prompt investigation following any credible indication that a breach of law or this code may have occurred. We will also initiate appropriate corrective action as we deem necessary, which may include notifying appropriate authorities. For more information about our procedures in dealing with violations or suspected violations of this code, you should refer to our Employee Handbook.
Disciplinary Action
If you violate any provision of this code, you may be subject to disciplinary action, up to and including termination. Please be aware that we may seek civil remedies from you and if your violation results in monetary loss to us, you may be required to reimburse us for that loss. If you are involved in a violation, the fact that you reported the violation, together with the degree of cooperation displayed by you and whether the violation is intentional or unintentional, will be given consideration in our investigation and any resulting disciplinary action.

No Retaliation
We will not retaliate against anyone who, in good faith, notifies us of a possible violation of law or this code, nor will we tolerate any harassment or intimidation of any employee who reports a suspected violation. In addition, there are governmental “whistleblower” laws that are designed to protect employees from discrimination or harassment for providing information to us or governmental authorities, under certain circumstances, with respect to certain laws such as those governing workplace safety, the environment, securities fraud and federal law relating to fraud against shareholders.
Approvals
Approvals required under this code should be documented.
Waivers
Any request for a waiver of this code must be submitted in writing to our General Counsel who has authority to decide whether to grant a waiver. However, a waiver of any provision of this code for a director or an executive officer must be approved by our Board of Directors or its designated committee and will be promptly disclosed to the extent required by law or regulation.
Certifications
All new employees (and, periodically, existing employees) must affirmatively acknowledge that they have read and understand this code. However, failure to read or acknowledge the code does not excuse you from complying with this code.
Non-retaliation Policy for Employees Who Report Violations of Law
We are committed to providing a workplace conducive to open discussion of our business practices. It is our policy to comply with all applicable laws that protect employees against unlawful discrimination or retaliation by their employer as a result of their lawfully reporting information regarding, or their participating in, investigations involving corporate fraud or other violations by us or our agents of federal or state law. Specifically, our policy prevents you from being subject to disciplinary or retaliatory action by us or any of our employees or agents as a result of your complaint about corporate fraud (such as falsifying financial records, providing false information to shareholders, and hiding or stealing corporate assets) to any of the following:
•a federal regulatory or law enforcement agency
•a member or committee of Congress
•your supervisor
•your Head of Human Resources
•our Employee Service Line
•your Human Resources Representative or our corporate Human Resources Department
•our Business Integrity Reporting Process
•our Head of Internal Audit
•our Chief Financial Officer
•our General Counsel or our Legal Department
You are also protected from retaliation due to your assisting in any investigation of any alleged violation or participating in any lawsuit arising from a complaint or investigation. However, if you file reports or provide evidence which you know to be false or where you do not have a reasonable belief in the truth and accuracy of such information, you will not be protected by the above policy statement and may be subject to disciplinary action, up to and including termination of your employment.
Your Head of Human Resources (or local equivalent) is responsible for administering this Non-retaliation Policy for Employees Who Report Violations of Law. Your Head of Human Resources is responsible for receiving, collecting, reviewing, processing and resolving concerns and reports by employees and others on the matters described above and other similar matters. You are encouraged to discuss issues and concerns of the type covered by this policy with your immediate supervisor, who is in turn responsible for informing your Head of Human Resources of any concerns raised. If you prefer not to discuss these sensitive matters with your immediate supervisor, you may instead discuss such matters directly with the corporate Human Resources Department through the Employee Service Line. Your Head of Human Resources will refer complaints submitted, as he or she determines to be appropriate or as required under the directives of our Board of Directors, to our Board of Directors or its designated committee.
If you believe you have been subjected to any action that violates this policy, you may file a complaint with your immediate supervisor, your Human Resources Representative or the Employee Service Line. If it is determined that you have experienced any improper employment action in violation of this policy, you will be entitled to appropriate corrective action.
Description of Responsibilities for your Head of Human Resources
We have appointed your Head of Human Resources as the individual who is responsible for administering our Non-retaliation Policy for Employees Who Report Violations of Law. Your Head of Human Resources will report directly to the audit committee of our Board of Directors on matters arising under this policy.
Your Head of Human Resources’ responsibilities under this policy include:
•Administering, implementing and overseeing ongoing compliance under the policy across all geographic regions.
•Establishing and administering procedures to assure that employee complaints will be collected, reviewed promptly, resolved in an appropriate manner and retained.
•Making his or her staff available to discuss with employees any complaints raised or reports filed.
•Administering and overseeing our training and educational programs designed to ensure that our employees with supervisory authority with respect to other employees, or who are otherwise involved in the administration of our policies, are aware of this policy, know to involve your Head of Human Resources in any matters that may arise involving this policy (including informing your Head of Human Resources of every complaint that arises) and are trained in the proper handling of employee complaints covered by this policy.